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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Tropicana Las Vegas Hotel and Casino, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TROPICANA LAS VEGAS HOTEL AND CASINO, INC.
3801 Las Vegas Boulevard South
Las Vegas, Nevada 89109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2012

To the Stockholders:

        The Annual Meeting of Stockholders (the "Meeting") of Tropicana Las Vegas Hotel and Casino, Inc., a Delaware corporation (the "Company"), will be held at Tropicana Las Vegas Hotel and Casino, located at 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on May 15, 2012, at 11:00 a.m., Pacific Time, for the following purposes:

          1.     To elect a Board of Directors;

          2.     To ratify the selection of the independent registered public accounting firm for the year ending December 31, 2012; and

          3.     To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

        Stockholders of record at the close of business on March 23, 2012 are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for examination by any stockholder during ordinary business hours at the Company's executive offices, located at 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of 10 days prior to the meeting date.

        All stockholders are cordially invited to attend the meeting. You may vote in person by attending the meeting or by completing and returning a proxy by mail. To submit your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" PROPOSALS 1 AND 2.

By Order of the Board of Directors,
Alex Yemenidjian Chairman of the Board, President and Chief Executive Officer

April 4, 2012

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD.
Use of the enclosed envelope requires no postage for mailing in the United States.

Tropicana Las Vegas Hotel and Casino, Inc.
3801 Las Vegas Boulevard South
Las Vegas, Nevada 89109

PROXY STATEMENT

GENERAL INFORMATION

        We are sending you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders of Tropicana Las Vegas Hotel and Casino, Inc., to be held at Tropicana Las Vegas Hotel and Casino, located at 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on May 15, 2012, at 11:00 a.m., Pacific Time, and at any postponements or adjournments thereof. Tropicana Las Vegas Hotel and Casino, Inc., together with its subsidiaries, is referred to herein as the "Company," unless the context indicates otherwise.

        Matters to be considered and acted upon at the meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully outlined herein. This Proxy Statement will be first mailed to stockholders on or about April 10, 2012.

Voting Rights and Outstanding Shares

        Only stockholders of record of our Class A Common Stock ("Class A Common"), Class A Convertible Participating Preferred Stock ("A1 Preferred"), Class A Series 2 Convertible Participating Preferred Stock ("A2 Preferred"), Class A Series 3 Convertible Participating Preferred Stock ("A3 Preferred and, together with the A1 Preferred and A2 Preferred, the "Class A Preferred"), in each case, on March 23, 2012, the record date, will be entitled to vote at the meeting. Each stockholder of record is entitled to one vote for each share of Class A Common held on that date on all matters that may come before the meeting; provided, however, that a holder of record of shares of our Class A Preferred held on that date will be deemed, for the purposes of voting at the annual meeting, to be a holder of record as of such date of such maximum number of shares of Class A Common into which such shares of our Class A Preferred would convert. For the purposes of the meeting, holders of record of our Class A Common and our Class A Preferred will vote as one class. There is no cumulative voting in the election of directors. The authorized capital stock of the Company presently consists of: 15,000,000 shares of Class A Common; 5,182,808 shares of non-voting Class B Common Stock ("Class B Common"); and 1,645,702 shares of preferred stock. At the close of business on March 23, 2012, only 4,579,151 shares of Class A Common Stock, 750,000 shares of A1 Preferred (convertible into an aggregate of 3,000,000 shares of Class A Common as of the record date), 545,702 shares of A2 Preferred (convertible into an aggregate of 2,182,808 shares of Class A Common Stock as of the record date), and 350,000 shares of A3 Preferred (convertible into an aggregate of 2,333,328 shares of Class A Common as of the record date) were outstanding and entitled to vote.

        You may vote in person by attending the meeting or by completing and returning a proxy by mail. To submit your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

        All shares represented by properly submitted proxies will, unless such proxies have previously been revoked, be voted at the meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of the nominees for the Board of Directors listed in this Proxy Statement, and in favor of Proposal 2 as described herein. By signing, dating and returning the enclosed proxy card, you will confer discretionary authority on the named proxies to vote on any matter not specified in the Notice of Annual Meeting. Management knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies or their substitutes will vote or act with respect to such other matters in accordance with their best judgment.

Quorum and Votes Required

        For the purposes of this section, references to shares of Class A Common shall include shares of Class A Common that would be issuable upon full conversion of shares of Class A Preferred. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of the Class A Common is necessary to constitute a quorum at the meeting. The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of directors. The individuals nominated for election to the board of directors have been selected pursuant to the terms and conditions of that certain Stockholders' Agreement, dated July 1, 2009 (the "Stockholders' Agreement"), among each of our stockholders and us, and, under the terms of such Stockholders' Agreement, each of our stockholders are obligated to vote for such nominees. The affirmative vote of a majority of the shares of Class A Common represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval of Proposal 2, assuming that a quorum is present or represented at the meeting. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and will have no effect. With respect to the other proposal, a properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, an abstention will have the same effect as a vote cast against a proposal.

How to Revoke or Change Your Vote

        Any proxy given pursuant to this solicitation may be changed or revoked by delivering written notice of your revocation to the Secretary of the Company at any time before the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting on May 15, 2012

        This Proxy Statement and the Company's Annual Report on Form 10-K will be available on the Company's website at www.troplv.com under the caption "Investor Relations." In the future, in accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the "Commission"), instead of mailing a printed copy of our proxy materials, we may furnish proxy materials on the Internet. In that case, we will mail you a Notice of Internet Availability of Proxy Materials that will instruct you how to access and review the information in the proxy materials.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our Class A Common as of March 23, 2012 with regard to the following criteria (i) each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and named executive officers as a group. Under Commission rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Unless otherwise noted below, the address for each holder listed below is c/o Tropicana Las Vegas Hotel and Casino, Inc., 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

        The calculations of beneficial ownership in this table are based on 4,579,151 shares of our Class A Common, 750,000 shares of our A1 Preferred, convertible into 3,000,000 shares of Class A Common (assuming an exchange ratio of 4:1), and 545,585 shares of our A2 Preferred, convertible into 2,182,340 shares of Class A Common (assuming an exchange ratio of 4:1), outstanding as of April 1, 2011 and 350,000 shares of our Class A Series 3 Convertible Participating Preferred Stock ("A3 Preferred"), convertible into 2,333,328 of Class A Common (assuming an exchange ratio of 6.67:1).

	Beneficial Ownership of Class A Common
Names of Beneficial Owner	Shares	Percent
Principal Stockholders:
All stockholders party to the Stockholders' Agreement(1)	12,094,824	100.0%
Tropicana Entertainment, LLC(2)	664,122	5.5%
Directors and Executive Officers:
Alex Yemenidjian(3)	12,094,824	100.0%
Timothy Duncanson(3)	12,094,824	100.0%
Judy Mencher(4)	2,000	*
John Redmond(4)	2,000	*
Michael Ribero(4)	1,000	*
Joanne Beckett	0	—
Marie Ramsey	0	—
All Directors and Executive Officers as a Group (7 persons):	12,094,824	100.0%

Notes

*
Represents holding percentage of less than 1%.

(1)
All of our stockholders are a party to the Stockholders' Agreement, which contains certain agreements as to voting. See "Transactions with Related Persons—Stockholders' Agreement." As a result, all of our stockholders may be deemed to be a group for the purposes of Section 13 of the Securities and Exchange Act of 1934, as amended, with each of such stockholders being deemed to have beneficial ownership of all of the shares owned by the group. However, except as otherwise noted, each of our stockholders disclaims beneficial ownership of shares of our capital stock not held directly by such stockholder. The table below shows the direct ownership (excluding the deemed beneficial ownership of shares held by other members of the group as a result of the Stockholders' Agreement) of all of our stockholders of shares of our Class A Common assuming full conversion of all shares of A1 Preferred and A2 Preferred into Class A Common at an exchange ratio of 4:1 and A3 Preferred into Class A Common at an exchange ratio or 6.67:1. The exchange ratio may increase to the extent dividends on the A1 Preferred, A2 Preferred or A3 Preferred accrue and are unpaid.

We currently have no stock options or other rights outstanding that would give any of our stockholders the right to acquire voting or investment power over additional shares of our capital stock, other than the rights of holders of our A1 Preferred, A2 Preferred and A3 Preferred to convert their shares of Class A Preferred into shares of Class A Common or our Class B Common and the warrants described below in Note 2. Class B Common, of which there are currently no outstanding shares, is identical in every respect to Class A Common except that Class B Common has no voting rights. Shares of Class A Common may be converted at any time for an equal number of shares of Class B Common, and vice versa. However, a holder of our shares of A1 Preferred, A2 Preferred, A3 Preferred or Class B Common may only convert such shares into Class A Common if such holder has received all necessary licenses, findings of suitability or other approvals from applicable Nevada gaming authorities.

(2)
Pursuant to the Tropicana Entertainment Warrant, Tropicana Entertainment has the right to acquire up to 664,122 shares of Class B Common at any time on or prior to the earlier of (i) 5:00 pm, New York City time, on July 1, 2013, or (ii) a date on which we sell, lease, transfer or otherwise dispose of substantially all of our property, assets or business, another person or entity acquires all or substantially all of our shares of common stock or we consolidate with or merge with or into another person or entity or enter into a business combination with another person. Subject to receiving all necessary licenses, findings of suitability or other approvals from applicable Nevada gaming authorities, Tropicana Entertainment would thereafter be entitled to convert such shares of Class B Common into shares of Class A Common at any time. In addition, in order to exercise the Tropicana Entertainment Warrant, Tropicana Entertainment is required to become a party to the Stockholders' Agreement. The address for Tropicana Entertainment is 3930 Howard Hughes Parkway, Fourth Floor, Las Vegas, NV 89169.

(3)
Includes the 3,043,419 shares of Class A Common and 1,332,743 shares of Class A Preferred based upon conversion beneficially owned by Trilliant Gaming (see Note 1 above). The remaining shares of Class A Common Stock indicated as being beneficially owned by Messrs. Yemenidjian and Duncanson are shares of Class A Common Stock and shares of Class A Common Stock issuable upon the conversion of shares of Class A Convertible Participating Preferred Stock held by other parties to the Stockholders' Agreement (see Note 1 below), which shares Messrs. Yemenidjian and Duncanson disclaim beneficial ownership of.

(4)
Each of Ms. Judy Mencher, Mr. John Redmond and Mr. Michael Ribero was elected pursuant to the terms of the Stockholders' Agreement, with Mr. Redmond and Mr. Ribero being an independent director designated by OCP I LP, Onex Corporation and their affiliates, or the Onex Stockholders, and Ms. Mencher being an independent director appointed by our minority stockholders, defined as stockholders (other than Onex Corporation) with beneficial ownership of more than 5% of the outstanding shares of our capital stock (see "Transactions with Related Persons—Stockholders' Agreement—Board of Directors"). Both Ms. Mencher and Mr. Redmond meet the qualifications of an independent director under the rules promulgated by the New York Stock Exchange. Mr. Ribero is considered a deemed independent director (See "Corporate Governance—Director Independence). Ms. Mencher, Mr. Redmond and Mr. Ribero holds a small interest of Class A Common directly, however, each disclaims beneficial ownership of any shares of Class A Common beneficially owned by any of our company's stockholders, including, with respect to Mr. Redmond, the Onex Stockholders.

	Class A Common Assuming Full Conversion of A1 Preferred, A2 Preferred and A3 Preferred
Name and Address of Beneficial Owner (from Note 1 above)	Shares	Percent
Trilliant Gaming Nevada Inc.(a) 161 Bay Street, Suite 4900 Toronto, Ontario Canada MSJ 2S1	9,129,281	75.4%
The Foothill Group, Inc.(b) Attn: Nikhil Aggarwal 2450 Colorado Avenue, Suite 3000 Santa Monica, CA 90404-3575	1,272,135	10.5%
H/2 Special Opportunities L.P. and H/2 Special Opportunities Ltd.(c) c/o H/2 Capital Partners 680 Washington Boulevard,7th Floor Stamford, CT 06901	824,629	6.8%
Embassy & Co. 1555 N. Rivercenter Drive, Suite 302 Milwaukee, WI 53212-3958	100,000	*
Aozora Bank Ltd. Attn: Naoki Sawa 3-1 Kudan-Minami 1-Chrome Chiyoda-Ku 102-8660 Tokyo, Japan	110,000	*
DeBello Investors LLC c/o Wexford Capital LLC Attn: Dante Domenichelli 411 W. Putnam Avenue Greenwich, CT 06830-6261	135,016	1.1%
Federal Deposit Insurance Corporation Receiver/Community Bank of Nevada Attn: Lisa Gardner 8945 W. Russell Road, Suite 300 Las Vegas, NV 89148-1227	100,000	*
Pacific Investment Management Company LLC(d) Attn: Bank Loan Accounting 840 Newport Center Drive Newport Beach, CA 92660	100,000	*
Fidelity ADV Series I Fidelity Advisors Floating Rate High Income Fund c/o Fidelity Investments Attn: Bank Debt Custody 82 Devonshire Street 21D Boston, MA 02109-3605	48,650	*

	Class A Common Assuming Full Conversion of A1 Preferred, A2 Preferred and A3 Preferred
Name and Address of Beneficial Owner (from Note 1 above)	Shares	Percent
State Street Bank & Trust(e) PO Box 5756 Boston, MA 02206-5756	38,212	*
Deutsche Bank(f) Attn: Nora Swithenbank, Shawn Powers, Vince Pham and Obaid Zubair 60 Wall Street New York, NY 10005-2858	37,761	*
Newcastle CDO IX I Ltd. c/o LaSalle Global Trust Services Attn: Michael C. McLoughlin 1345 Avenue of the Americas, Floor 20 New York, NY 10105-2203	30,000	*
Credit Suisse Candlewood Special Situations Master Fund Ltd. c/o CS Alternative Capital Inc. Attn: Peter Dowling 11 Madison Avenue New York, NY 10010-3643	26,906	*
Booth & Co. c/o The Northerb Trust Co. PO Box 92303 Chicago,IL 60675-2303	21,252	*
Atlantis Funding Ltd. c/o The Bank of New York Mellon Attn: Myrta Calvillo 601 Travis Street Houston, TX 77002-3001	16,082	*
US Bank NA(g) Attn: Brenna Sears and Jessica Clark 1 Federal Street, 3rd Floor Boston, MA 02110-2003	14,000	*
General Electric Pension Trust c/o GE Asset Management Incorporated Attn: Nancy Garofalo 3001 Summer Street, Suite 5 Stamford, CT 06905-4321	13,000	*
Ocean Trails CLO I c/o West Gate Horizons Advisors LLC Attn: Stacey Alexander 333 S. Grand Avenue, Suite 4100 Los Angeles, CA 90071-1571	10,000	*

	Class A Common Assuming Full Conversion of A1 Preferred, A2 Preferred and A3 Preferred
Name and Address of Beneficial Owner (from Note 1 above)	Shares	Percent
Ocean Trails CLO II c/o West Gate Horizons Advisors LLC Attn: Stacey Alexander 333 S. Grand Avenue, Suite 4100 Los Angeles, CA 90071-1571	10,000	*
WG Horizons CLO I c/o West Gate Horizons Advisors LLC Attn: Stacey Alexander 333 S. Grand Avenue, Suite 4100 Los Angeles, CA 90071-1571	10,000	*
Whitehorse V Ltd. c/o Ethan Underwood 200 Crescent Court, Suite 1414 Dallas, TX 75201-6960	10,000	*
Wells Capital Management Attn: Will King 525 Market Street 10th Floor San Francisco, CA 94105-2718	9,592	*
Prospero CLO II BV c/o The Bank of New York Attn: Rawazba Boudiab 601 Travis Street Houston, TX 77002-3001	8,000	*
EMSEG & Co. c/o Wells Fargo & Bank MN NA PO Box 1450 WF 9919 Minneapolis, MN 55845	5,308	*
Cumberland II CLO Ltd. c/o The Bank of New York Trust Co. Attn: Nathan Hoffner 601 Travis St 17th Fl Houston, TX 77002-3001	5,000	*
Lehman Commercials Paper Inc. Attn: Julia Chang 1271 Avenue of the Americas 35th Floor New York, NY 10020-1401	5,000	*
Judy Mencher 505 Tremont St. Unit 705 Boston, MA 02116-6353	2,000	*

	Class A Common Assuming Full Conversion of A1 Preferred, A2 Preferred and A3 Preferred
Name and Address of Beneficial Owner (from Note 1 above)	Shares	Percent
John Redmond 23 Painted Feather Way Las Vegas, NV 89135-7856	2,000	*
Michael Ribero 850 Arroyo Ct Palo Alto, CA 94306-3734	1,000	*
Total	12,094,824	100%

Notes

*
Represents holding percentage of less than 1%.

(a)
Consists of shares held by Onex Armenco Gaming I LP (1,881,088 shares of Class A Common, 382,623 shares of A1 Preferred, 284,823 shares of A2 Preferred and 179,501 shares of A3 Preferred), Onex Armenco Gaming II LP (130,600 shares of Class A Common, 13,319 shares of A1 Preferred, 9,915 shares of A2 Preferred and 7,042 shares of A3 Preferred), Onex Armenco Gaming III LP (69,661 shares of Class A Common,14,170 shares of A1 Preferred, 10,547 shares of A2 Preferred and 6,647 shares of A3 Preferred), Onex Armenco Gaming IV LP (44,725 shares of Class A Common,9,097 shares of A1 Preferred, 6,773 shares of A2 Preferred and 4,268 shares of A3 Preferred), Onex Armenco Gaming V LP (69,661 shares of Class A Common, 14,170 shares of A1 Preferred, 10,547 shares of A2 Preferred and 6,647 shares of A3 Preferred), Onex Armenco Gaming VI LP (39,010 shares of Class A Common, 7,935 shares of A1 Preferred, 5,906 shares of A2 Preferred and 3,722 shares of A3 Preferred), Onex Armenco Gaming VII LP (30,848 shares of Class A Common,6,274 shares of A1 Preferred, 4,671 shares of A2 Preferred and 2,943 shares of A3 Preferred), Onex Armenco Gaming IX LP (27,205 shares of Class A Common, 5,533 shares of A1Preferred, 4,119 shares of A2 Preferred and 2,596 shares of A3 Preferred) and Onex Armenco Gaming X LP (660,960 shares of Class A Common,134,442 shares of A1 Preferred, 100,078 shares of A2 Preferred and 63,071 shares of A3 Preferred) and Onex Armenco Gaming XI LP (69,661 shares of Class A Common, 14,170 shares of A1 Preferred, 10,547 shares of A2 Preferred and 6,647 shares of A3 Preferred). Trilliant Gaming Nevada Inc. ("Trilliant Gaming") is the general partner of, and controls all voting and investment decision of, each of the Onex Armenco Gaming Entities. Each of Mr. Alex Yemenidjian, our Chairman, Chief Executive Officer and President, Mr. Timothy Duncanson, one of our directors, and Mr. Gerald Schwartz, the chairman and controlling stockholder of Onex Corporation, owns one-third of the outstanding voting securities of Trilliant Gaming and together Messrs. Yemenidjian, Duncanson and Schwartz own 100% of the outstanding voting securities of Trilliant Gaming A stockholders agreement among Messrs. Yemenidjian, Duncanson and Schwartz sets forth the rights of each of them with respect to control of Trilliant Gaming and, in turn, the securities of the Company owned by the Onex Armenco Gaming Entities. The Onex Armenco Gaming Entities were formed by entities affiliated with Onex Corporation. As a result, Trilliant Gaming and, in turn, Messrs. Yemenidjian, Duncanson and Schwartz, may be deemed to have beneficial ownership of the shares of Class A Common held by the Onex Armenco Gaming Entities, but disclaim beneficial ownership of shares held by parties other than these entities. Each of these entities disclaims beneficial ownership of shares held by parties other than these entities.

(b)
Foothill is a wholly-owned subsidiary of Wells Fargo & Company, or Wells Fargo, a diversified financial services company. Wells Fargo may be deemed to have beneficial ownership of shares of our company held by Foothill.

(c)
On March 253, 2011 H/2 Special Opportunities Ltd. transferred their 290,833 Class Common shares to H/2 Special Opportunities L.P. H/2 Special Opportunities L.P. direct holdings of Class A Common totals 294,672 shares. H/2 Special Opportunities Ltd. is wholly-owned by H/2 Opportunities L.P and maintains holdings of Preferred Stock totaling 529,957. By virtue of his status as the managing member of H/2 SOGP LLC, which is the general partner of H/2 L.P,; Spencer Haber may be deemed to be the beneficial owner of the shares of our company held directly by H/2 Special Opportunities L.P., and H/2 Opportunities Ltd., which shares may also be deemed to be beneficially owned by H/2 SOGP LLC and H/2 Special Opportunities L.P.

(d)
Consists of shares of Class A Common held by Mayport CLO, Ltd. (10,000 shares), Pimco Floating Income Fund (50,000 shares), Pimco Cayman Bank Loan Fund (10,000 shares), Portolo CLO Ltd. (20,000 shares) and Southport CLO Ltd. (10,000 shares). Each of these entities disclaims beneficial ownership of shares held by parties other than these entities.

(e)
Consists of shares held by Blazerman & Co. (5,000 shares of Class A Common and 333 shares of A2 Preferred), Cruiselake & Co. (840 shares of Class A2 Preferred), Deckship & Co. (7,500 shares of Class A Common, 1,270 shares of Class A Preferred and 840 shares of Class A2 Preferred) and Wateredge & Co. (7,500 shares of Class A Common and 1,270 shares of Class A Preferred). Each of these entities disclaims beneficial ownership of shares held by parties other than these entities.

(f)
Consists of shares of Class A Common held by Bridgeport CLO Ltd. (6,323 shares), Burr Ridge CLO Plus Ltd. (3,823 shares), Forest Creek CLO Ltd. (3,823 shares), Genesis CLO 2007-1 Ltd. (3,500 shares), Long Grove CLO Ltd. (5,000 shares), Market Square CLO Ltd. (3,823 shares), Marquette Park CLO Ltd. (3,823 shares), Rosemont CLO Ltd. (3,823 shares) and Schiller Park CLO Ltd. (3,823 shares). Each of these entities disclaims beneficial ownership of shares held by parties other than these entities.

(g)
Consists of shares of Class A Common held by Veritas CLO I Ltd. (6,000 shares) and Veritas CLO II Ltd. (8,000 shares). Each of these entities disclaims beneficial ownership of shares held by parties other than these entities.

 ELECTION OF DIRECTORS
Proposal No. 1

Information Concerning the Directors, Nominees and Executive Officers

        One of the purposes of the meeting is to elect five directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor has been elected and qualified or until his or her earlier resignation or removal. Pursuant to our Bylaws, the number of directors is fixed at five. Pursuant to the Stockholders' Agreement, OCP I LP, Onex Corporation or any of their respective affiliates (collectively, the "Onex Stockholders") currently has the right to designate three members to the Board of Directors.

        The following information is provided with respect to the directors, nominees and executive officers as of April 1, 2012. All of the nominees listed below were elected as directors by the stockholders pursuant to the Stockholders' Agreement.

Name	Age	Position(s)
Alex Yemenidjian	56	Chairman of the Board, Chief Executive Officer and President, and Nominee
Timothy Duncanson	44	Director and Nominee
Judy Mencher	55	Director and Nominee
John Redmond	53	Director and Nominee
Michael Ribero	55	Director and Nominee
Joanne Beckett	51	Vice President, General Counsel and Corporate Secretary
Marie Ramsey	52	Vice President and Chief Financial Officer

Directors/Nominees

        Alex Yemenidjian is our Chairman of the Board, Chief Executive Officer and President and has served as such since our company was founded in June 2009. Mr. Yemenidjian has served as Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC, a private holding company, since January 2005. He served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc., a video and theatrical production and distribution company, from April 1999 until April 2005 and was a director thereof from November 1997 until April 2005. Mr. Yemenidjian also served as a director of MGM Resorts International (formerly known as MGM MIRAGE or MGM Grand, Inc.), a hospitality and gaming company, from 1989 until 2005. Mr. Yemenidjian is currently a director and chairman of the compensation committee of Guess?, Inc., an apparel and accessory design, marketing, distribution and licensing company, a director and chairman of the audit committee of Regal Entertainment Group, a public company that owns and operates multi-screen movie theaters, and a trustee of Baron Investment Funds Trust and Baron Select Funds, mutual funds. Mr. Yemenidjian has a bachelor degree in business administration and accounting from California State University, Northridge and a masters degree in business taxation from the University of Southern California. Pursuant to the terms and conditions of the Stockholders' Agreement, as long as Mr. Yemenidjian remains the Chief Executive Officer of our company, the Board Directors must nominate, and the stockholders must elect, Mr. Yemenidjian as a director of our company. Therefore, the Stockholders' Agreement does not provide the stockholders with any discretion whether or not to elect Mr. Yemenidjian.

        Timothy Duncanson was appointed to our board of directors in June 2009 and serves as the chairman of our compensation and governance committee. Since January 2005, Mr. Duncanson has served as a managing director at Onex Corporation, a private equity investment and asset management company, and serves on the board of directors of several privately-held companies owned by Onex Corporation. Prior to joining Onex Corporation in 1999, Mr. Duncanson was an associate at Lazard Feres & Co LLC, an investment bank, and an investment analyst at Mutual Asset Management, a money management firm. Mr. Duncanson is a chartered financial analyst and has an honors degree in history from Huron University and has masters degrees in public policy and business administration from Harvard University. Mr. Duncanson was selected as a nominee by the Onex Stockholders pursuant to the terms and conditions of the Stockholders' Agreement. Pursuant to the terms of the Stockholders' Agreement, the Board Directors must nominate, and the stockholders must elect, Mr. Duncanson as a director of our company. Therefore, the Stockholders' Agreement does not provide the stockholders with any discretion whether or not to elect Mr. Duncanson.

        Judy Mencher was appointed to our board of directors in June 2009. Since July 2010 Ms. Mencher is the President, Debt Investment Group for GB Merchant Partners, LLC, a Gordon Brothers Company. Ms. Mencher was a co-founder of DDJ Capital Management, a high yield, special situations and distressed investment manager, and held a principal position from 1996 through 2010. Ms. Mencher has served on the board of a number of private companies owned by DDJ Capital Management. Prior to co-founding DDJ Capital Management, Ms. Mencher was a vice president and associate general counsel at Fidelity Investments, a financial services firm, from 1990 until 1996 and a partner at the law firm Goodwin Procter LLP from 1983 until 1990. Ms. Mencher serves on the board of directors of several private companies. Ms. Mencher has a bachelor degree in economics from Tufts University, a law degree and a masters degree in business administration from Boston University. Ms. Mencher was selected as a nominee by the non-Onex Stockholders pursuant to the terms and conditions of the Stockholders' Agreement. Pursuant to the terms of the Stockholders' Agreement, the Board Directors must nominate, and the stockholders must elect the nominee, Ms. Mencher as a director of our company. Therefore, the Stockholders' Agreement does not provide the stockholders with any discretion whether or not to elect Ms. Mencher.

        John Redmond was appointed to our board of directors in June 2009 and serves as the chairman of our audit and gaming compliance committee. Mr. Redmond most recently served as president and chief executive officer of MGM Grand Resorts, LLC, a hospitality and gaming company, from 2001 until August 2007, and was a member of the board of directors for its parent company MGM Resorts International. During his time at MGM Resorts International and its subsidiaries from 1996 until August 2007, Mr. Redmond, at various times, held other leadership positions including co-chief executive officer of MGM Resorts International, chief operating officer of The Primadonna Company, senior vice president of MGM Grand Development, Inc. and chairman of the board and director of MGM Grand Detroit, LLC. Prior to 1996, Mr. Redmond was senior vice president and chief financial officer of Caesars Palace and Sheraton Desert Inn hotel-casinos. Mr. Redmond currently serves on the board of directors of Allegiant Travel Company, a regional scheduled and charter airline company based in Nevada, and Vail Resorts Inc., which owns multiple ski resorts including the Vail ski resort. Mr. Redmond has a bachelor degree in accounting from the University of San Diego and is a Certified Public Accountant. Mr. Redmond currently serves as a trustee for the University of San Diego. Mr. Redmond was selected as a nominee by the Onex Stockholders pursuant to the terms and conditions of the Stockholders' Agreement. Pursuant to the terms of the Stockholders' Agreement, the Board Directors must nominate, and the stockholders must elect the nominee, Mr. Redmond as a director of our company. Therefore, the Stockholders' Agreement does not provide the stockholders with any discretion whether or not to elect Mr. Redmond.

        Michael Ribero was appointed to our board of directors in September 2011and became our Strategic Advisor to the Office of the Chairman effective March 19, 2012. Mr. Ribero is currently a consultant to the media, entertainment and hospitality business. Mr. Ribero most recently served as president and chief executive officer of IdeaCast, Inc., a location-based television advertising company, from November 2008 until its sale in July 2009. Mr. Ribero was the chairman and chief executive officer of Reactrix Inc., an out-of-home advertising company, from May 2003 until October 2008. From 2001 until 2003, Mr. Ribero was president of Brierley & Partners, a leading direct marketing and customer loyalty solutions provider, and president e-Rewards, Inc., a loyalty based spin-off of Brierley & Partners. Previous to that, Mr. Ribero spent six years in the video gaming industry, including as executive vice president of worldwide publishing of Midway Games, Inc., an American video game publisher of Mortal Kombat and other popular video games, chairman and chief executive officer of Radical Entertainment, a Canadian video game developer and now subsidiary of the American video game publisher Activision Blizzard, Inc., and executive vice president and chief marketing officer of SEGA of America, Inc, the American subsidiary of the Japanese video game company SEGA Corporation. Before entering the video gaming industry, Mr. Ribero held positions in other industries including executive vice president and chief marketing and strategy officer of Hilton Hotels Corporation and vice president of marketing programs of Eastern Airlines, Inc. Mr. Ribero currently serves on the board of directors of the U.S. Marketing College. Mr. Ribero has a bachelor degree in industrial engineering and operations research from the University of Florida. Mr. Ribero was designated for nomination to the Board by the Onex Stockholders. Pursuant to the terms of the Stockholders' Agreement, the Board Directors must nominate, and the stockholders must elect the nominee, Mr. Ribero as a director of our company. Therefore, the Stockholders' Agreement does not provide the stockholders with any discretion whether or not to elect Mr. Ribero.

Executive Officers

        Joanne Beckett has served as our Vice President, General Counsel and Corporate Secretary since June 2009. Prior to assuming this position, Ms. Beckett served as the senior vice president and general counsel at FX Luxury LLC, a company pursuing real estate and attraction-based projects, from February 2008 until June 2009, as senior vice president and general counsel of Golden Nugget, Inc., a hospitality and gaming company, from 1990 until February 2008 and as an associate at the law firm of Jolley, Urga, Wirth & Woodbury from 1986 until 1990. Ms. Beckett has a bachelor degree from the University of California, Irvine and a law degree from Pepperdine University.

        Marie Ramsey has served as our Vice President of Finance and Chief Financial Officer since December 2010, before which she served as our Vice President of Finance since she joined the Company in June 2010. Prior to joining the Company, Ms. Ramsey served as the Vice President of Finance for MGM Grand Hotel, LLC from 2005 to May 2010, as the Director of Finance for New York-New York Hotel & Casino, LLC from 2002 to 2005 and was employed by Station Casinos as Director of Finance and Financial Controller for two properties (Palace Station and Fiesta Rancho) from 1996 to 2001. Ms. Ramsey is a certified public accountant and has a bachelor degree in accounting from the University of Nevada, Las Vegas.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors and the beneficial owners of more than 10% of our Class A Common collectively, ("Insiders"), to file reports of ownership of the Class A Common with the Commission. Because each of the Company's stockholders is a party to the Stockholders' Agreement which includes a voting agreement setting forth the manner in which all such stockholders shall vote their shares in the election of the Company's directors, each could be deemed to be a member of a "group" under Section 13 of the Exchange Act and to have a "beneficial" interest in all shares of the Company's equity securities held by other members of the group. As a result, all of the Company's stockholders are deemed to beneficial owners of more than 10% of our Class A Common, thus currently subject to Section 16 reporting requirements. This deemed "group" has created confusion on the part of the minority shareholders and many have not reported share transactions related to fiscal year ending December 31, 2011 as outlined below because each of these entities disclaims beneficial ownership of shares held by other parties.

        To our knowledge, based solely on our review of the copies of Form 3, 4 and 5, and all amendments thereto filed with the Commission with respect to the Company's fiscal year ending December 31, 2011 the Insiders complied with all Section 16(a) filing requirements except as follows: (i) the following minority holders did not report one or more transactions on the purchase or sale of stock; Pacific Select; Harch CLO III Ltd; CruiseLake & Co; Deckership; WaterEdge & Co; Debello

Investors ; Endurance CLO I Ltd; Louisiana State Employees RET; Light Point CLO; Embassy & CO; Mac &Co; Booth & Co; and H/2 Special Opportunities Ltd; (ii) Michael Ribero filed a late Form 3 on October 6, 2011; (iii) the following beneficial owners of more than 10% either did not report or reported late as follows: Foothill Group, Inc did not report on one purchase transaction; Alex Yemenidjian filed a late Form 5 on March 26, 2012 and an amended Form 5 on March 30, 2012, Gerald Schwartz and Timothy Duncanson filed late Form 5s on March 26, 2012 and an amended Form 5s on March 30, 2012 and Trilliant Gaming filed a late Form 5 on March 27, 2012.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

        The Board of Directors has adopted an Amended and Restated Code of Business Conduct and Ethics (the "Base Code of Conduct") that applies to all of our directors and officers, including our senior financial officers, and other employees. In addition, the Audit Committee has adopted a Supplement to the Base Code of Conduct (the "Supplement" and, together with the Base Code of Conduct, the "Code of Conduct") for senior financial officers with respect to full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Commission and in other public communications made by us. The Code of Conduct establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Code of Conduct is, and any amendments and waivers thereto that would otherwise be reportable in a Current Report on Form 8-K will be, posted on our website at www.troplv.com under the caption "Investor Relations." The Base Code of Conduct is provided to all new directors, new officers, including new senior financial officer, and other new employees and the Supplement is provided to all new senior financial officers, in each case, each of whom is required to acknowledge in writing his or her receipt and understanding thereof and agreement to adhere to the principles contained therein.

Director Independence

        Although we are not subject to the rules promulgated by the New York Stock Exchange, for purposes of the Stockholders' Agreement we have used the independence requirements set forth in these rules as a benchmark to determine whether our directors are independent. Pursuant to the Stockholders' Agreement, two of the three directors appointed by the Onex Stockholders and the director appointed by the non-Onex Stockholders must qualify as "independent directors" under the rules of the New York Stock Exchange.

        On March 19, 2012, the Company entered into a consulting agreement (the "Agreement") with Mr. Michael Ribero, an independent director of the Company, pursuant to which Mr. Ribero provides consulting services in connection with developing marketing initiatives for the Company. Effective with the April 2012 consulting payment, Mr. Ribero will no longer be considered an independent director under the Company's Stockholders' Agreement. Mr. Ribero will exceed the direct compensation limit of $120,000 in any 12 month period when he receives his April 2012 consulting payment. It is believed to be in the best interests of the Company and its stockholders that Mr. Ribero continues as a member of the board of directors. Thus, the Company has obtained an acknowledgement and agreement from the requisite number of stockholders that such consulting agreement will not be taken into account in determining whether Mr. Ribero is independent for purposes of the Company's governing documents, including the Stockholders' Agreement until the earlier of (i) May 16, 2013 or (ii) the expiration of Mr. Ribero's term as a director ("Waiver Period"). The consent and waiver as to Mr. Ribero's deemed independence will apply only in the context of the Agreement, only during the Waiver Period, and any other change in facts that would cause Mr. Ribero to cease to be independent will require a further specific consent if he is to remain on the board of directors.

        Our board of directors has determined that Judy Mencher, John Redmond, and based on a waiver, Michael Ribero meet such requirements.

  Information Regarding Board and Committees

        Board of Directors.    The Board of Directors held seven meetings during 2011. The work of our directors is performed not only at meetings of the Board of Directors and its committees, but also by consideration of our business through the review of documents and in numerous communications among Board members and others. During 2011, each member of the Board of Directors attended all meetings of the Board of Directors and the committees on which they served (held during the period for which they served). Directors are expected to attend each annual meeting of stockholders.

        Audit Committee.    For a complete discussion of the functions of the Audit Committee, see "Audit Committee" below. The current members of the Audit Committee are John Redmond (Chair), Judy Mencher and Timothy Duncanson. The Audit Committee held four meetings during 2011.

        Compensation and Governance Committee.    For a complete discussion of the functions of the Compensation and Governance Committee, see "Compensation and Governance Committee" below. The current members of the Compensation and Governance Committee are Timothy Duncanson (Chair) and Judy Mencher. The Compensation and Governance Committee did not meet during 2011.

Nomination of Directors

        The Board of Directors does not have a standing nominating committee. Identification, consideration and nomination of potential candidates to serve on the Board of Directors are currently determined pursuant to terms of the Stockholders' Agreement. Under the Stockholders' Agreement, the stockholders are responsible for the selection of the person to be nominated for directors, and the Board of Directors is obligated under the Stockholders' Agreement to nominate such individuals properly selected by the stockholders under the Stockholders' Agreement. In the absence of such contractual obligations, the Compensation and Governance Committee is discharged with the responsibility of developing criteria for Board membership and with the responsibility of identifying qualified candidates to become members of the board of directors. In such an event, the Compensation and Governance Committee, pursuant to its charter, would consider various factors, including personal and professional integrity, experience in corporate management, experience in our industry, experience as a director of a publicly held company, academic expertise in an area of our operations, and practical and mature business judgment. See "—Compensation and Governance Committee."

        Because the nominees for directors are selected by the stockholders pursuant to the Stockholders Agreement, the Board of Directors does not currently have the discretion to take into consideration diversity or any other criteria for nominating individuals properly selected by the designated stockholders.

        Pursuant to the Stockholders' Agreement, the Board will currently only consider for nomination, and will nominate, individuals appointed by the appropriate stockholders under the Stockholders' Agreement.

Audit Committee

        The Audit Committee's responsibilities are described in a written charter adopted by the Board of Directors, which is available on our website at www.troplv.com under the caption "Investor Relations." The Audit Committee is responsible for providing independent, objective oversight of the Company's financial reporting system. Amongst its various activities, the Audit Committee reviews:

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  the adequacy of the Company's internal controls and financial reporting process and the reliability of our financial statements;

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  the independence and performance of our internal auditors and independent accountants; and

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  our compliance with legal and regulatory requirements, including all compliance reports required under the Nevada Gaming Control Act.

        The Audit Committee also appoints the independent accountants; reviews with such firm the plan, scope and results of the audit, and the fees for the services performed; and periodically reviews their performance and independence from management.

        Under the Code of Conduct, all conduct by an executive officer or a director that creates an actual, apparent, or potential conflict of interest must be fully disclosed to our General Counsel who will inform and seek the approval of the Audit Committee. Furthermore, the Audit Committee must discuss with management and the independent auditors any related-party transactions brought to the Audit Committee's attention which could reasonably be expected to have a material impact on our financial statements.

        The Audit Committee meets regularly in open sessions with the Company's management, independent accountants and internal auditors. In addition, the Audit Committee meets regularly in closed sessions with the Company's management, independent accountants and internal auditors, and reports its findings to the full Board of Directors.

        The Board of Directors has determined that Mr. Redmond qualifies as an "audit committee financial expert," as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation and Governance Committee

        The responsibilities of the Compensation and Governance Committee (the "Compensation Committee") are described in a written charter adopted by the Board of Directors. The Compensation Committee's charter is posted on our website at www.troplv.com under the caption "Investor Relations." The primary function of the Compensation Committee is to assist the Board of Directors in (1) nomination of directors, (2) developing and assessing our corporate governance policies and practices and (3) determining our compensation policies. With respect to nomination and corporate governance matters, the primary functions of the Compensation Committee is to (1) absent superseding contractual obligations, such as those set forth in the Stockholders' Agreement, develop and make recommendations to the Board of Directors for specific criteria for selecting directors, (2) absent superseding contractual obligations, make recommendations to the Board of Directors with respect to potential candidates to nominate for Board membership, (3) absent superseding contractual obligations, review and make recommendations to the Board of Directors with respect to membership on the Audit Committees, (4) develop, reassess and makes recommendations to the Chairman with respect to succession plans of our key officers elected by the Board, (5) oversee the annual self-evaluations of the Board as well as the Board's evaluation of our management, (6) oversee the orientation program for new directors, and (7) assess and make recommendations with respect to our corporate governance practices. With respect to our compensation matters, the primary functions of the Compensation Committee is to (1) assess and make recommendations with respect to our compensation philosophy and policies, (2) approve corporate goals and objectives with respect to, and approve the composition and amount of, our compensation to our CEO, (3) review and approve compensation for our other officers, (4) review and make recommendations with respect to compensation for our non-management directors, (5) review and approve, and make recommendations to the Board with respect to, all employment agreements with officers, including any severance arrangements, (6) review, approve, and administer our incentive and compensation plans, and (7) review and discuss with management any public disclosure regarding our compensation policies.

        In carrying out its functions, the Compensation Committee may delegate to a subcommittee of the Compensation Committee. In addition, the Compensation Committee consults with the executive officers to obtain performance results, legal and regulatory guidance, and market and industry data that may be relevant in determining compensation. In addition, the Compensation Committee consults with the Chief Executive Officer regarding the performance goals of the Company and of the executive officers. However, other than in connection with negotiating their respective employment agreements, the executive officers do not participate in determining the amount and type of compensation paid by the Company to the executive officers. Furthermore, the Compensation Committee has not engaged outside consultants on compensation-related matters. See "Executive and Director Compensation and Other Information—Executive Compensation—Compensation Discussion and Analysis."

Compensation Interlocks and Insider Participation

        No interlocking relationship exists between the members of our board of directors and the board of directors or compensation committee or similar committees of any other company.

Board Leadership Structure and Risk Oversight

        Mr. Alex Yemenidjian is our Chairman of the Board ("Chairman"), Chief Executive Officer ("CEO") and President and has served as such since our company was founded in June 2009. The Board believes that the most effective Board leadership structure for our company at the present time is for the CEO to continue to serve as Chairman of the Board. Combining the positions of Chairman and CEO provides our company with effective leadership in order to align the agenda of the Board with the dynamics of our company's operations. The Board believes that Mr. Yemenidjian's extensive knowledge of the company's industry, operations and vision for its development makes him the best qualified person to serve as both Chairman and CEO. Because the CEO is ultimately responsible for the day-to-day operation of our company and for executing our company's strategy, the Board believes that Mr. Yemenidjian is the director most qualified to act as Chairman of the Board.

        The Board of Directors also believes that the Stockholders' Agreement provides for independent oversight, including, the requirement that, as long as Mr. Yemenidjian is both a Director and the CEO of our company, the majority of the directors be independent directors. Furthermore, the various groups of stockholders are entitled to designate their respective nominee to the board of directors, and certain actions of the Company cannot be taken or be approved by the Board of Directors without the unanimous approval of all of the directors. See "Transactions with Related Persons—Stockholders' Agreement."

        Our Board of Directors, together with management, oversees our company's risk management and its ability to achieve our strategic objectives, to improve long-term organizational performance and to enhance stockholder value. Furthermore, the Audit Committee meets with our management to review the Company's policies with respect to risk assessment and risk management. Because management of the company's risks necessarily involves understanding the day-to-day activities of our company, the Board believes that having the CEO also function as the Chairman assists the Board in assessing the actions management has taken to limit, monitor or control our exposure to risks. In overseeing our risk management, the Board and the Audit Committee review with management the risks our company faces, the appropriate level of risk for our company, and what steps management is taking to manage those risks. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The Audit Committee Charter provides that one of the Audit Committee's responsibilities and duties is compliance oversight. The Charter provides that the Audit Committee shall discuss guidelines and policies governing the process by which our senior management and our relevant departments assess and manage our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. In addition, in setting compensation, the

Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

Stockholder and Interested Parties Communications with the Board

        All communication by the stockholders and interested parties should be in writing and should be addressed to the Corporate Secretary, Tropicana Las Vegas Hotel and Casino, Inc., 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. All inquiries are reviewed by the Corporate Secretary, who forwards to the Board a summary of all such correspondence and copies of all communications that she determines requires their attention. Matters relevant to other departments of the Company are directed to such departments with appropriate follow-up to ensure that inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the Chairman of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board of Directors or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

TRANSACTIONS WITH RELATED PERSONS

Relationship with Trilliant Gaming Nevada Inc.

        Trilliant Gaming is the general partner of the Onex Armenco Gaming Entities. The Onex Armenco Gaming Entities, in the aggregate, own, and Trilliant Gaming has voting and investment control over, approximately 75.4% of our outstanding voting securities. Each of Mr. Alex Yemenidjian, our Chairman of the Board, Chief Executive Officer and President, Mr. Timothy Duncanson, one of our directors, and Mr. Gerald Schwartz, the chairman and controlling stockholder of Onex Corporation, owns one-third of the outstanding voting securities of Trilliant Gaming, and together Messrs. Yemenidjian, Duncanson and Schwartz own 100% of the outstanding voting securities of Trilliant Gaming. A stockholder agreement between Messrs. Yemenidjian, Duncanson and Schwartz sets forth the rights of each of them with respect to control of Trilliant Gaming and, in turn, our securities owned by the Onex Armenco Gaming Entities. The Onex Armenco Gaming Entities were formed by entities affiliated with Onex Corporation.

        As a result of Trilliant Gaming's voting and investment control over our securities held by the Onex Armenco Gaming Entities, Trilliant Gaming may, among other things, exercise a controlling influence over our affairs, the election of directors and the approval of significant corporate transactions, including a merger or the sale of all or substantially all of our assets. Trilliant Gaming may have the ability to prevent any transaction that requires approval of our stockholders regardless of whether or not other stockholders believe that any such transaction is in our best interests and the interests of such other stockholders. Trilliant Gaming's ability to exercise a controlling influence over our affairs is, to a certain extent, set forth in the Stockholders' Agreement. See "—Stockholders' Agreement." Trilliant Gaming also controls the voting of greater than two-thirds of the outstanding shares of our Preferred Stock, giving it the power to amend or waive certain provisions thereof, including the power to waive the anti-dilution protections.

        Currently, we are a party to a management agreement with Trilliant Management LP, a limited partnership that is controlled by its general partner, Trilliant Gaming ("Trilliant Management"), for the management and operation of the Tropicana Las Vegas (See "Trilliant Management Agreement").

Consulting Agreement with a Director

        On September 29, 2011, the Company entered into a consulting services agreement (the "Agreement") with Mr. Michael Ribero, an independent director of Tropicana Las Vegas Hotel and Casino, Inc., pursuant to which Mr. Ribero provided consulting services in connection with potential marketing initiatives of the Company. The Agreement, which had a term from September 1 to December 31, 2011, provided for Mr. Ribero to receive $12,500 per month, plus performance bonuses at the Company's discretion, and reimbursement of all reasonable business expenses incurred on behalf of the Company. Mr. Ribero held the title of Strategic Advisor, Office of the Chairman and was paid $50,000 in 2011.

        On March 19, 2012, the Company entered into a consulting agreement (the "Agreement") with Mr. Michael A. Ribero, an independent director of the Company, pursuant to which Mr. Ribero provides consulting services in connection with developing marketing initiatives for the Company. The Agreement has a retroactive term beginning January 1 and continuing thereafter until terminated at the Company's sole discretion. Mr. Ribero will receive $12,500 per month for January and February 2012 and $25,000 per month for March 2012 and thereafter. In addition, Mr. Ribero has the opportunity to receive performance bonuses at the Company's discretion, and reimbursement of all reasonable business expenses incurred on behalf of the Company. Mr. Ribero will hold the title of Strategic Advisor, Office of the Chairman.

        Effective with the April 2012 consulting payment, Mr. Ribero will no longer be considered an independent director under the Company's Stockholder's Agreement. The Company has used the independence requirements set forth by the New York Stock Exchange as a benchmark to determine whether its directors are independent. Mr. Ribero will exceed the direct compensation limit of $120,000 in any 12 month period when he receives his April 2012 consulting payment. It is believed to be in the best interests of the Company and its stockholders that Mr. Ribero continues as a member of the board of directors. Thus, the Company has obtained an acknowledgement and agreement from the requisite number of stockholders that such consulting agreement will not be taken into account in determining whether Mr. Ribero is independent for purposes of the Company's governing documents, including the Stockholder's Agreement until the earlier of (i) May 16, 2013 or (ii) the expiration of Mr. Ribero's term as a director ("Waiver Period"). The consent and waiver as to Mr. Ribero's deemed independence will apply only in the context of the Agreement, only during the Waiver Period, and any other change in facts that would cause Mr. Ribero to cease to be independent will require a further specific consent if he is to remain on the board of directors.

Stockholders' Agreement

  Introduction

        On July 1, 2009, we entered into the Stockholders' Agreement with all of our current stockholders and any other stockholder or option holder who becomes a party to the Stockholders' Agreement by execution of a joinder agreement. This description, which summarizes the material terms of the Stockholders' Agreement, is not complete. You should read the full text of the Stockholders' Agreement, which was included as an exhibit in the Registration Statement filed on February 16, 2010.

  Termination

        The Stockholders' Agreement shall terminate immediately prior to the closing of the earlier of a public offering of our company's securities for aggregate gross proceeds of at least $100 million or the acquisition by a third party of either 50% or more of our then outstanding shares or all or substantially all of our assets. However, the registration rights contained in the Stockholders' Agreement of our securities shall survive any such termination.

  Transfer Restrictions

        The Stockholders' Agreement provides that holders of shares of our common and preferred stock may transfer those shares only if the transfer is made in compliance with the tag along and drag along rights described below and the transferee agrees to be bound by the terms of the Stockholders'

Agreement, provided that these limitations do not apply to transfers pursuant to or after our initial public offering in a public offering of our equity securities or in compliance with Rule 144 under the Securities Act. In addition, we will not recognize any transfer of our shares in violation of the Stockholders' Agreement, in violation of applicable law, including federal securities laws and state securities or "blue sky" laws, or which requires us to register our common or preferred stock pursuant to Section 12(g)(1) of the Exchange Act as a result of our shares being held of record by 500 or more persons. Finally, for any transfer of our shares, the Stockholders' Agreement provides that we may require the transferring stockholder to provide us with an opinion of counsel and certain representations and warranties to ensure compliance with applicable federal securities laws and state securities or "blue sky" laws and any other applicable laws.

  Tag Along and Drag Along Rights

        Tag Along Rights.    The Stockholders' Agreement provides holders of shares of our common and preferred stock tag along rights with respect to any proposed transfer or series of related transfers of shares representing 30% or more of all of our outstanding shares of common and preferred stock. In any such proposed transfer, stockholders exercising their tag along rights have the right to sell a pro rata portion of their shares in the transfer.

        If a transfer with respect to which tag along rights are exercised involves the sale of both common and preferred stock, the economic terms of the transfer must be the same on a per share basis, based upon the number of shares of common stock issuable upon the conversion of the preferred stock at the then-existing conversion price of the preferred stock. The tag along rights described above do not apply to transfers of shares of our common or preferred stock to certain affiliates of the transferring holder.

        Drag Along Rights.    The Stockholders' Agreement provides drag along rights whereby holders of a specified percentage of our outstanding common and preferred stock may cause all of our stockholders to participate in a drag along transaction. The agreement provides that the "specified percentage" is two-thirds at any time on or before July 1, 2014 and 50% at any time after July 1, 2014. A "drag along transaction" means a bona fide negotiated transaction or series of related transactions whereby:

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  50% or more of our outstanding shares of common stock are to be sold to a third party buyer;

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  all or substantially all of our assets are to be sold to a third party buyer; or

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  we are to be merged with or into, or consolidated with, a third party buyer.

        In any drag along transaction, all of our stockholders shall be obligated to:

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  in the case of a sale of 50% or more of our outstanding shares of common stock, transfer a pro rata portion of their shares to the third party buyer on substantially the same terms and conditions as the stockholders initiating the sale and take all actions necessary to effect such transfer; or

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  in the case of a sale of assets or merger or consolidation of our company, execute and deliver all instruments and take all actions necessary to effect such transaction.

        In furtherance of the drag along rights described above, each stockholder other than OCP I LP, Onex Corporation and their affiliates, or the Onex Stockholders, that beneficially owns less than 5% of our outstanding shares of common and preferred stock, has agreed to appoint our president and our treasurer as proxies to vote all of such stockholder's shares in a manner consistent with the provisions described above and to grant each of our president and our treasurer such stockholder's power of attorney to execute any agreements or documents required to effect a drag along transaction.

        If any drag along transaction involves both shares of common and preferred stock, the economic terms of the transaction shall be the same on a per share basis, based upon the number of shares of common stock issuable upon the conversion of the preferred stock at the then-existing conversion price of the preferred stock. The drag along rights described above do not apply to transfers of shares of our common or preferred stock to certain affiliates of the transferring holder.

  Board of Directors

        Under the Stockholders' Agreement, each stockholder is required to vote all voting shares such stockholder owns, or has voting control over, in such manner as from time to time as shall be necessary to ensure that the number of directors of our company is set and remains at five and that our board of directors is at all times comprised of the following persons:

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  our then serving chief executive officer, or the CEO Director;

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  so long as the Onex Stockholders beneficially own at least 10% of our outstanding shares, one individual designated by the Onex Stockholders and who need not be an independent director;

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  so long as the Onex Stockholders beneficially own at least 20% of our outstanding shares, a second individual designated by the Onex Stockholders and who shall be an independent director; provided, however, that in the event Mr. Alex Yemenidjian ceases to be the CEO Director, this director need not be an independent director;

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  so long as the Onex Stockholders beneficially own at least 30% of our outstanding shares, a third individual designated by the Onex Stockholders and who shall be an independent director; and

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  so long as the Onex Stockholders beneficially own at least 20% of our outstanding shares, an independent director designated by joint written agreement among each of our stockholders who is not an Onex Stockholder and is individually the beneficial owner of more than 5% of our outstanding shares, or if such stockholders cannot reach a joint written agreement, nominated by a group of our stockholders who are not Onex Stockholders and collectively beneficially own more than 5% of our outstanding shares and who receives a plurality of votes of our stockholders who are not Onex Stockholders until such time as another individual is designated pursuant to a joint written agreement.

        The Stockholders' Agreement defines an "independent director" as an individual who qualifies as an independent director under the rules promulgated under any national securities exchange on which our shares are listed or, so long as our shares are not listed, the rules promulgated by the New York Stock Exchange.

  Company Restrictions

        Certain Actions Requiring Stockholder Approval.    We may not take any of the following actions unless authorized to do so by the vote of more than two-thirds of our stockholders:

  •
  amend, repeal or modify our certificate of incorporation or bylaws, except when necessary to comply with gaming license laws or to implement an issuance of securities on or before May 5, 2012 unanimously approved by our board of directors;

  •
  sell, transfer or otherwise dispose of all or substantially all of our assets or merge or consolidate our company into another entity, unless in accordance with the drag along rights described above; or

  •
  liquidate, dissolve or wind up our company.

        For purposes of approving the actions listed above or to the extent a stockholder vote is required by law, shares of our Class B Common shall be entitled to one vote per share and shall vote as a single class together with the holders of shares of our Class A Common and any other shares of our capital stock not otherwise carrying voting rights but granted voting rights by law.

        Matters Requiring Unanimous Approval of our Board of Directors.    We may not take any of the following actions unless unanimously approved by our board of directors:

  •
  enter into or materially modify any contract or arrangement with any of our directors, officers or key employees or any owner of 1% or more of our outstanding capital stock;

  •
  sell or issue any shares of capital stock or rights to acquire shares of capital stock on or before May 5, 2012, except for:

  *
  issuances of securities in any recapitalization of our company, including through a stock split, exchange or conversion affecting all shares of our common stock proportionately;

  *
  issuances of securities to our officers, directors or employees under any equity incentive plan adopted by our board of directors;

  *
  the issuance by us of up to $125 million in gross proceeds of preferred stock, of which we have issued $75 million of Class A Preferred;

  *
  issuances upon the conversion of outstanding convertible securities of our company;

  *
  issuances pursuant to registered public offerings by our company;

  *
  issuances as consideration in an acquisition or merger transaction, excluding transactions with any affiliate of our company;

  *
  issuances of securities to any debt holder of our company in connection with non-equity financing transactions with persons not affiliated with our company; or

  *
  issuances of stock dividends paid to all holders of the relevant classes of our shares;

    provided, however, that, notwithstanding the above, from and after July 1, 2011, we may issue shares of our capital stock upon the approval of a majority of our board of directors and the authorization of more than two-thirds of our stockholders entitled to vote on the matter; and, provided further, that in the case of any event or circumstance that will or may reasonably be anticipated to cause or result in an imminent default under any of our indebtedness that is reasonably likely to result in acceleration of such indebtedness, or the loss of or imposition of a limitation upon a license, permit or approval required for our business or the violation of any law, regulation or rule that could have a material adverse effect on our business, we may issue shares of our capital stock upon the approval of a majority of our board of directors and a majority of our stockholders in order to cure, avoid or mitigate the effects of such event or circumstance;

  •
  take any action that would require a stockholder that is not required to be licensed or found suitable by the applicable Nevada gaming authorities to be required to be licensed or found suitable, unless required as a result of a change in applicable law; or

  •
  voluntarily suspend or fail to make any filings required to maintain our qualification as a "publicly traded corporation" under Nevada Revised Statutes section 463.487.

        Preemptive Rights.    The Stockholders' Agreement grants our current stockholders preemptive rights to participate, on a pro rata basis, in any future issuance of additional shares of our capital stock or other securities convertible into shares of our capital stock. These preemptive rights do not apply to:

  •
  issuances of securities in any recapitalization of our company, including through a stock split, exchange or conversion affecting all shares of our common stock proportionately;

  •
  issuance of securities to our officers, directors or employees under any equity incentive plan adopted by our board of directors;

  •
  the issuance by us of up to $125 million in gross proceeds in preferred stock, of which we have issued $75 million of Class A Preferred;

  •
  issuances upon the conversion of outstanding convertible securities of our company;

  •
  issuances pursuant to registered public offerings by our company;

  •
  issuances as consideration in an acquisition or merger transaction, excluding transactions with any affiliate of our company;

  •
  issuances of securities to any debt holder of our company in connection with a non-equity financing transactions with persons not affiliated with our company; or

  •
  issuances of stock dividends paid to all holders of the relevant classes of our shares.

        Our stockholders may not be afforded the right to exercise their preemptive rights where our board of directors determines that the delay caused by allowing our stockholders to exercise their preemptive rights would be reasonably likely to adversely affect our company.

  Committees

        The Stockholders' Agreement provides that our board of directors shall form and maintain an audit committee, a nominating/governance committee and a compensation committee, which may be part of the nominating/governance committee. Each committee shall have three members selected from the members of our board of directors. So long as the Onex Stockholders beneficially own at least 20% of our outstanding shares, they shall have the right to designate two members of each committee. So long as the Onex Stockholders own at least 10% of our outstanding shares, they shall have the right to designate one member of each committee.

  Registration Rights

        Shelf Registration.    The Stockholders' Agreement provides that holders of 10% or more of our outstanding common stock, excluding the Onex Stockholders, may require us to register all of their shares through a shelf registration statement on Form S-3 under the Securities Act, at any time following our becoming eligible to register securities on Form S-3 under the Securities Act and our having available audited consolidated financial statements for the required fiscal years. Upon a request for shelf registration, we are required to prepare and file such registration statement promptly, and in any event within 60 days if filing on Form S-3 under the Securities Act or 90 days if filing on any other form, and use commercially reasonable efforts to cause it to be declared effective as promptly as reasonably practicable and to continuously maintain effectiveness. Our stockholders may make no more than two requests for shelf registration. In addition, at any time after we have available audited consolidated financial statements for the required fiscal years, holders of 10% or more of our outstanding common stock, excluding the Onex Stockholders, may request that we register all of their shares through a shelf registration statement on Form S-1 under the Securities Act, which request we shall consider in good faith but shall not be required to file or keep effective such shelf registration statement on Form S-1 under the Securities Act.

        Underwritten Offerings.    Once we have the necessary audited financial statements, we shall be required to initiate and use commercially reasonable efforts to complete an initial public offering of our common stock upon the direction of a majority of our board of directors, the written request of two-thirds or more of our stockholders on or before July 1, 2014 or the written request of a majority of our stockholders following July 1, 2014; provided, however, that we will not be required to make any such registration if the aggregate gross proceeds of such initial public offering will be less than $100 million. Our company will include in such initial public offering all securities that are qualified to be included under the Stockholders' Agreement. In addition, once we have the necessary audited financial statements, so long as the Onex Stockholders hold at least 10% of our outstanding shares, any Onex Stockholder may request that we effect a registration of some or all of the shares held by the Onex Stockholders, provided that this request may be made no more than five times by the Onex Stockholders.

        Piggyback Rights.    If we propose to file a registration statement, including a shelf registration statement or pursuant to a request by the Onex Stockholders, then we are required to offer beneficial holders of 5% or more of our outstanding common stock the opportunity to register qualifying shares in such registration statement. These piggyback rights are subject to various conditions and limitations, including the rights of the underwriters of an offering to limit the number of registrable securities that may be included in the offering.

        Gaming Laws and Blackout Periods.    Our company's obligations to file a registration statement are subject to obtaining all necessary approvals and licensing under applicable gaming laws. Our obligations to file a registration statement pursuant to a request by stockholders or maintain a shelf registration statement are further subject to blackout periods, not to exceed 180 days, to the extent our board of directors determines necessary in the case of imminent or concurrent offering of our equity securities, a potential delay or interference with any proposed transaction by our company or our being in possession of material nonpublic information the disclosure of which would not be in our best interests.

        Expenses.    We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions and transfer taxes, if any.

Armenco Lease Agreement

        On June 22, 2009, we entered into a lease agreement with Armenco (the "Armenco Lease"), whereby we leased the real and non-gaming personal property of our hotel and casino, including the restaurants, lounges, retail shops and other related support facilities, and the operation thereof to Armenco until such time as we were able to obtain all governmental registrations, findings of suitability, licenses, qualifications, permits and approvals pursuant to the gaming laws and regulations of the State of Nevada and Clark County liquor and gaming codes necessary for us to own and operate our gaming facility directly. The Armenco Lease called for a fee equal to 2% of net revenues and 5% of EBITDA, each as defined, to be paid to Armenco. Armenco in turn paid rent in the amount of $1.00 per month. Armenco separately acquired the gaming assets.

        Armenco was responsible for all costs and expenses related to the operation of the Tropicana Las Vegas including, but not limited to, all real and personal property taxes, all gaming and business license fees or taxes, other state and federal taxes, utilities, and employee wages. The term of the Armenco Lease Agreement was 12 months, but terminates automatically 30 days following our receipt of all necessary approvals and licenses to operate the Tropicana Las Vegas under all applicable gaming laws. Upon termination of the Armenco Lease Agreement due to our receipt of such approvals, Armenco, for a nominal amount, will transfer to us the leases and titles to the gaming devices used in connection with the operation of the Tropicana Las Vegas.

        Effective December 1, 2010 we received all licenses and necessary approvals and as a result, Armenco transferred to us all of the gaming assets of Tropicana Las Vegas for nominal consideration. The lease agreement with Armenco was terminated and the operation of our hotel and casino was thereafter managed by Trilliant Management pursuant to the Management Agreement.

        During the years ended December 31, 2010 and 2009, the fees Armenco was entitled to receive under the Armenco Lease Agreement totalled $1.0 million and $0.7 million, respectively. As of December 31, 2011, the Company had $1.7 million as an accrued liability for management fees payable due to Armenco for the period of July 1, 2009 through November 30, 2010. Such fees are in addition to the compensation payable by us to our chief executive officer who holds a majority interest in Armenco.

Trilliant Management Agreement

  Overview

        Effective as of December 1, 2010, we obtained all governmental registrations, findings of suitability, licenses, qualifications, permits and approvals pursuant to the gaming laws and regulations of the State of Nevada and Clark County liquor and gaming codes necessary for us to own and operate our gaming facility directly. Armenco also transferred to us all the gaming assets of Tropicana Las Vegas for nominal consideration and the Armenco Lease was terminated as of December 1, 2010. The operation of our hotel and casino was thereafter managed by Trilliant Management pursuant to a management agreement, dated May 17, 2010 (the "Management Agreement"). The Management Agreement began December 1, 2010 and will terminate on November 30, 2020.

        Trilliant Management is a limited partnership that is controlled by its general partner, Trilliant Gaming. Each of Mr. Alex Yemenidjian, our Chairman of the Board, Chief Executive Officer and President, Mr. Timothy Duncanson, one of our directors, and Mr. Gerald Schwartz, the chairman and controlling stockholder of Onex Corporation, owns one-third of the outstanding voting securities of Trilliant Gaming and together Messrs. Yemenidjian, Duncanson and Schwartz own 100% of the outstanding voting securities of Trilliant Gaming. A stockholder agreement between Messrs. Yemenidjian, Duncanson and Schwartz sets forth the rights of each of them with respect to control of Trilliant Gaming.

  Services and Personnel

        Trilliant Management will be responsible for the day-to-day operations of the Tropicana Las Vegas including:

  •
  reviewing and approving the design and implementation of a detailed business plan;

  •
  reviewing and approving the annual budget;

  •
  supervising the implementation of sales, marketing and promotional programs, credit policies and procedures, internal control systems and security procedures;

  •
  supervising the services of independent contractors;

  •
  supervising the purchase of goods necessary for the operation of the Tropicana Las Vegas;

  •
  approving insurance policies to adequately protect us and the Tropicana Las Vegas;

  •
  approving and supervising the implementation of leasing strategies and negotiating lease transactions;

  •
  advising us with respect to the selection of accountants and auditors;

  •
  approving the selection of all names, logos, trademarks and service marks used with the operation of the Tropicana Las Vegas;

  •
  supervising alterations, additions or improvements to the Tropicana Las Vegas;

  •
  approving financial reports in connection with government filings or as required by lenders in connection with financing transactions;

  •
  approving employee and personnel policies; and

  •
  supervising the negotiation of collective bargaining agreements relating to our employees.

        In addition to the responsibilities listed above, Trilliant Management will also hire and supervise all personnel subject to our right to veto the hiring of an employee or terminate the employment of an employee that jeopardizes any of our hotel casino's gaming approvals, licenses or permits. All personnel of our hotel casino will be our employees.

  Compensation

        During each contract year, we will pay Trilliant Management an annual fee equal to the sum of:

  •
  2% of all revenue from the operation of our hotel casino, less complimentary housing, meals and other items granted to third parties by Trilliant Management for promotional purposes consistent with gaming industry practices, or the Revenue Fee; and

  •
  5% of the amount of earnings before interest, taxes, depreciation and amortization, or EBITDA, from the operation of our hotel casino during the term of the Management Agreement, after EBITDA is reduced by the amount of the Revenue Fee.

        In addition, we will pay Trilliant Management's out-of-pocket costs and expenses incurred for and during travel and related matters in furtherance of its duties under the Management Agreement. Any fees payable to Trilliant Management will be in addition to compensation payable by us to any of our employees and directors who holds an interest in Trilliant Management.

        For the years ended December 31, 2011 and December 31, 2010, the fees Trilliant were entitled to receive under the Management Agreement totalled $1.7 million and $0.1 million, respectively. In April 2011, we entered into the first amendment to our loan agreement which among other things restricts our payment of management fees to Trilliant Management while there remains a principal amount outstanding under the loan agreement. As of December 31, 2011, the Company had $1.8 million as an accrued liability for management fees payable due to Trilliant for the period of December 1, 2010 through December 31, 2011. Such fees are in addition to the compensation payable by us to our chief executive officer and director who holds interest in Trilliant Gaming.

Employment Arrangements

        The employment arrangements with Mr. Yemenidjian, Ms. Beckett, and Ms. Ramsey are described in "Executive and Director Compensation and Other Information—Executive Compensation—Compensation Discussion and Analysis—Employment Agreements."

Indemnification

        Our certificate of incorporation and bylaws provide that our company will provide directors and officers liability insurance coverage to our current directors and officers.

Review, Approval or Ratification of Transactions

        Our Code of Conduct provides for the reporting, review and approval of potential conflicts of interest. Each potential conflict of interest that is reportable under our Code of Conduct is reviewed internally on a case by case basis. Any such reportable potential conflict of interest involving a director or an executive officer must be reported to our General Counsel and our Audit Committee for approval.

        Because our Code of Conduct was designed to implement, among others, a procedure by which we can review and take action with respect to potential conflicts of interest, the criteria for determining which proposed transactions are reportable under the Code of Conduct are broad and are based on the goal of avoiding any actual or perception of conflict of interest. Therefore, the guidelines for reporting are not based on the threshold set forth in Item 404(a) of Regulation S-K ("Item 404(a)"), and transactions that may be reportable under Item 404(a) may not present a conflict of interest, and transactions that may not be reportable under Item 404(a) may be subject to the reporting and approval requirements under our Code of Conduct. Furthermore, the Code of Conduct is not applicable to any of our stockholders who is not otherwise an employee or a director of our company.

        In addition, under the Stockholders' Agreement, we are not permitted to enter into any agreement or arrangement, or any amendments thereto, with any director, officer or holder of 1% or more of our stock without the unanimous approval of the entire board of directors. Therefore, any potential transaction with any director, officer or a holder of 1% or more of our stock, including those transactions that would not otherwise be reportable under Item 404(a), must be reported to, and approved by, the entire board of directors.

        Because the Stockholders' Agreement and the Armenco Lease Agreement were executed in connection with the formation of our company, those agreements necessarily preceded any ratification or approval process described above.

AUDIT COMMITTEE REPORT

        The Audit Committee reviewed and discussed the audited financial statements with management and Ernst & Young LLP, and management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Ernst & Young LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as well as the written disclosures and delivery of the letter regarding its independence pursuant to Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence).

        The Audit Committee also: (i) reviewed and discussed with management, the Company's internal auditors and Ernst & Young LLP the Company's internal control over its financial reporting process; (ii) monitored management's review and analysis of the adequacy and effectiveness of those controls and processes; and (iii) reviewed and discussed with management and Ernst & Young LLP their respective assessment of the effectiveness and adequacy of the Company's internal control over financial reporting.

        Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2011 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

John Redmond, Chairman
Timothy Duncanson
Judy Mencher

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

 COMPENSATION AND GOVERNANCE COMMITTEE REPORT

        The Compensation and Governance Committee has reviewed the "Compensation Discussion and Analysis" included in this proxy statement with management. Based on the Compensation and Governance Committee's review and discussion with management, the Compensation and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Timothy Duncanson, Chairman
Judy Mencher

The foregoing report of the Compensation and Governance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

 EXECUTIVE AND DIRECTOR COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

        We were formed in June 2009 for the purposes of owning and operating the Tropicana Las Vegas in connection with the reorganization of Tropicana Entertainment, the prior owner of the Tropicana Las Vegas, under Chapter 11 of Title 11 of the Bankruptcy Code. Because we were formed in 2009, we do not have a history of executive officer compensation practices for fiscal years prior to 2009. In addition, the compensation paid to the executive officers of Tropicana Entertainment is not necessarily indicative of how we compensate our executive officers. Set forth below is a description of our current policies and practices with respect to the compensation of certain of our executive officers and a summary of the compensation paid to our executive officers and directors in 2011, 2010 and 2009.

Compensation Discussion and Analysis

  Executive Compensation Philosophy and Objectives

        Our executive compensation program is designed to provide our executive officers with compensation that is competitive in the marketplace and to reward and incentivize executive contributions to increasing and maximizing value to our stockholders. Specifically, the primary tenets of our executive compensation philosophy, similar to other companies in the Las Vegas hotel, resort and casino industry, are the following:

        Attract, retain and motivate qualified, high-performing executives.    The compensation packages for our executive officers were initially designed and negotiated to attract each of them to our company. In addition, we must continually ensure that our executive compensation program is competitive and attractive to qualified executives with the level of industry experience that we generally seek such that we can continue to retain the services of our executive officers and, when needed, attract other executives to join our company.

        Provide rewards commensurate with performance by emphasizing variable, at-risk compensation that is dependent on both company and individual achievements and continued service.    Generally, our executive compensation plan is comprised of a "fixed" base salary and an annual cash bonus based on the achievement of performance targets and an executive officer's continued service to us. We believe executives with higher levels of responsibility and a greater ability to influence enterprise results, which includes each of the named executive officers set forth in "Compensation of Named Executive Officers" below, should have a greater percentage of their total compensation based on variable compensation. We further believe such a focus directly rewards our senior executive team for creating, sustaining and, more importantly, increasing value to our stockholders.

        With these tenets in mind, we intend to adhere to the following objectives when making executive compensation decisions:

  •
  align our rewards strategy with our business objectives, including enhancing stockholder value and customer satisfaction;

  •
  support a culture of strong performance by rewarding employees for results; and

  •
  foster a shared commitment among our senior executives by aligning their individual goals with our goals.

  Setting of Executive Compensation

        The compensation and governance committee of our board of directors structures our compensation program to encourage high performance, promote accountability and ensure that the interests of our executive officers are aligned with the interests of our stockholders. The compensation paid to our executive officers is also a function of the seniority of their position and their anticipated roles and responsibilities within our organization. In general, officers with higher levels of responsibility and a greater ability to influence results have a greater percentage of their total compensation based on variable compensation.

  Elements of Executive Compensation

        Base Salary.    The compensation and governance committee of our board of directors determines each executive's base salary after considering many factors, including job performance, skill sets, prior experience, each executive's time in his or her position and external pressures to attract and retain executives under current market conditions. In addition, the annual salaries of the executives are reviewed from time to time by the committee, and adjustments are made when necessary in order for the salaries of our executives to be competitive with the salaries paid by other companies in the Las Vegas hotel, resort and casino industry.

        Annual Incentive Awards.    When appropriate, we intend to offer annual incentive awards for executive officers in the form of cash performance bonuses to encourage and reward achievement of our business goals and attract and retain key personnel. Performance bonuses are usually determined after the end of our fiscal year and are based on an assessment of the executive officer's achievement of certain individual performance goals and our achievement of certain operating, financial and other corporate goals.

        We do not currently offer an equity-based incentive plan to our executive officers. In the future, the compensation and governance committee may determine that an equity-based incentive plan, including, but not limited to, the granting of equity-based awards, stock options or restricted stock, is necessary to meet the objectives of our compensation policy or to remain competitive within our market and may recommend the implementation of such a plan to our board of directors.

Compensation of Named Executive Officers

        The following table sets forth the total compensation earned for services rendered during the years ended December 31, 2011, and December 31, 2010 and six months ended December 31, 2009 by our named executive officers.

Name and Position	Year(1)	Salary	Bonus	All Other Compensation		Total
Alex Yemenidjian	2011	$800,000	$—	$192,746	(2)	$992,775
Chief Executive Officer and President	2010	800,000	—	192,775	(2)	992,746
	2009	378,462		98.230	(2)	476,692
Joanne Beckett	2011	180,000	100,000	276	(3)	280,276
Vice President and General Counsel	2010	180,000	100,000	276	(3)	280,276
	2009	85,154	50,000			135,154
Marie Ramsey	2011	180,003	25,000	276	(3)	205,279
Vice-President and Chief Financial Officer	2010	93,463	25,000	276	(3)	118,739
Thomas McCartney(4)	2011	415,385	—	516	(3)	415.901
President, Tropicana Las Vegas, Inc. (resigned)	2010	384,615	100,000	516	(3)	485,111

Notes

(1)
Employment commenced in June 2009 for all of the named executive officers except for Mr. McCartney, whose employment commenced in December 2009 and Ms. Ramsey, whose employment commenced in June 2010.

(2)
Includes annual housing allowance for the years ended December 31, 2011, 2010 and 2009 of $192,230, $192,230 and $97,816, respectively as well as a small sum for excess life insurance.

(3)
Represents excess life insurance.

(4)
Thomas McCartney was appointed to serve as President and Chief Operating Officer of our subsidiary, Tropicana Las Vegas, Inc., in December 2009 and June 2010, respectively. Effective October 31, 2011, Mr. McCartney resigned as President and Chief Operating Officer with agreement to pay his salary through December 31, 2011. Mr. McCartney's offer letter from Tropicana Las Vegas, Inc. governed his employment as President of Tropicana Las Vegas, Inc. Pursuant to the offer letter, Mr. McCartney received a base salary of $400,000 per year and was entitled to receive a signing bonus of $100,000 payable after successful completion of one year of employment, or earlier in the discretion of our compensation committee, and an annual incentive bonus as described above under "Elements of Executive Compensation." Under the terms of the offer letter, Mr. McCartney was also eligible for our health insurance benefits as well as the ability to begin contributing to our 401 (k) plan.

Employment Agreements

        Alex Yemenidjian Employment Agreement.    Mr. Yemenidjian entered into an employment agreement with Tropicana Las Vegas, Inc., dated July 1, 2009. The employment agreement is on an at-will basis until terminated by either party pursuant to its terms. Mr. Yemenidjian's compensation is $800,000 per year, payable in periodic intervals in accordance with our payroll practices for salaried employees, with increases commensurate with the rise in the applicable cost-of-living index. In addition, Mr. Yemenidjian receives a housing allowance of $10,000 per month net of taxes. Following the substantial completion of the renovation of the Tropicana Las Vegas, Mr. Yemenidjian's compensation will be increased to an amount commensurate with other individuals serving as chief executive officer and chairman of the board of similar casino and gaming companies, and Mr. Yemenidjian will be eligible, upon meeting criteria set forth by our compensation and governance committee, for an annual bonus commensurate with other individuals of Mr. Yemenidjian's stature in the gaming industry.

        Joanne Beckett Employment Agreement.    Ms. Beckett is a party to an employment agreement with Tropicana Las Vegas, Inc., dated December 8, 2010. The employment agreement is effective October 1, 2010, and has a term of four years, until September 30, 2014, after which Ms. Beckett's employment will continue on an at-will basis. The employment agreement replaces the offer letter, dated May 19, 2009, that previously established the terms of Ms. Beckett's employment by the Company. Ms. Beckett is entitled under the employment agreement to (i) a base salary of $180,000 per year during the term of the agreement; (ii) a performance bonus of up to 50% of her base salary, with one half of such bonus earned if the EBITDA target for the performance period is met and the other half of such bonus earned if the applicable targets specific to her and established at the beginning of each performance period are met (with the "performance period" being each calendar year after 2010); and (iii) participate in the equity bonus pool consisting of 5% of the gain upon sale of the Company (with the cost basis for such gain computed at the same cost basis as that of the Company's controlling stockholder, Trilliant Gaming), such participation to vest 100% on the fifth anniversary of effective date of the agreement (October 1, 2015). Ms. Beckett is also entitled to receive benefits similar to similarly situated employees at the Company.

        Marie Ramsey Employment Agreement.    Ms. Ramsey joined the Company on June 14, 2010 as Vice President of Finance. Effective December 1, 2010, Ms. Ramsey was appointed to the position of Vice President and Chief Financial Officer. Ms. Ramsey is party to an employment agreement entered into October 1, 2010. The employment agreement has a term of four years, from October 1, 2010 to September 30, 2014, after which Ms. Ramsey's employment will continue on an at-will basis. Ms. Ramsey is entitled under the agreement to (i) a base salary of $180,000 per year during the term of the agreement; (ii) a performance bonus of up to 50% of her base salary, with one half of such bonus earned if the EBITDA target for the performance period is met and the other half of such bonus earned if the applicable targets specific to her and established at the beginning of each performance period are met (with the "performance period" being each calendar year after 2010); and (iii) participate in the equity bonus pool consisting of 5% of the gain upon sale of the Company (with the cost basis for such gain computed at the same cost basis as that of the Company's controlling stockholder, Trilliant Gaming), such participation to vest 100% on the fifth anniversary of effective date of the agreement (October 1, 2015). Ms. Ramsey is also entitled to receive benefits similar to similarly situated employees at the Company.

Director Compensation

        Each of our directors is paid $40,000 per annum, plus $1,000 for each committee meeting they attend (regardless of whether they attend such meeting in person or telephonically). In addition, the chairperson of our audit committee, currently Mr. John Redmond, is paid an additional $10,000 per year and the chairperson of our compensation and governance committee, currently Mr. Timothy Duncanson, is paid an additional $7,500 per year. However, Alex Yemenidjian and Timothy Duncanson have notified our compensation and governance committee that they will forego compensation for their service on our board of directors and its committees.

        The following table sets forth the compensation of each member of our board of directors for the year ended December 31, 2011.

Name	Year	Fees Earned		Stock Awards		Total
Alex Yemenidjian(1)	2011	$—		$—		$—
Timothy Duncanson(1)	2011	—		—		—
Judy Mencher(1)	2011	44,000		4,890	(3)	48,890
John Redmond(1)	2011	64,000	(5)	4,890	(3)	68,890
Michael Ribero(2)	2011	10,000		6,112	(4)	16,112

Notes

(1)
Each of these directors joined our board of directors in June 2009.

(2)
Michael Ribero was appointed to our board of directors effective September 2011.

(3)
On September 16, 2010, the board of directors of the Company, approved the 2010 Non-Employee Director Restricted Stock Plan, including the Form of Restricted Stock Grant Notice and Form of Restricted Stock Agreement for issuances there under (collectively, the "Plan"), and the issuance under the Plan of 4,000 restricted shares of the Company's Class A Common (the "Restricted Shares"), to each of Judy Mencher and John Redmond (the "Grants"). The Plan authorizes a total of only 8,000 Restricted Shares to be issued under the Plan and that the only grants under the Plan will be the Grants. The Grants will vest as to 25% of the Restricted Shares granted thereby on each of July 1, 2010, 2011, 2012 and 2013. These amounts reflect the grant date fair value of the annual grant of restricted stock as determined in accordance with the authoritative accounting guidance for share based payments. Assumptions used in the calculation of these amounts are included in Note 11 "Share-Based Compensation" to our audited financial statements for year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the Commission on February 22, 2012. As December 31, 2011, Ms. Mencher and Mr. Redmond each had 2,000 shares vested and 2,000 shares unvested under the Plan.

(4)
On September 15, 2011, the board of directors of the Company approved the 2011 Non-Employee Director Restricted Stock Plan, including the Form of Restricted Stock Grant Notice and Form of Restricted Stock Agreement for issuances thereunder (collectively, the "Plan"), and the issuance under the Plan of 4,000 restricted shares of the Company's Class A Common Stock (the "Restricted Shares"), to Michael Ribero (the "Grant"). The Plan authorizes a total of only 4,000 Restricted Shares to be issued under the Plan and that the only grant under the Plan will be the Grant. The Grant will vest as to 25% of the Restricted Shares granted thereby on each of September 15, 2011, 2012, 2013 and 2014. These amounts reflect the grant date fair value of the annual grant of restricted stock as determined in accordance with the authoritative accounting guidance for share based payments. Assumptions used in the calculation of these amounts are included in Note 11 "Share-Based Compensation" to our audited financial statements for year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the Commission on February 22, 2012. As December 31, 2011, Ms. Ribero had 1,000 shares vested and 3,000 shares unvested under the Plan.

(5)
Effective January 1, 2011, the Company established a Gaming Compliance Committee ("Committee") to oversee procedures to enhance the likelihood that no activities of the Company or any Affiliate would impugn the reputation and integrity of the Company, any of the specific jurisdictions in which the Company maintains gaming operations, or the gaming industry in general. The Company anticipates that it will be required by the Nevada Gaming Authorities to maintain the Committee and the Gaming Compliance Plan (the "Plan") pursuant to a provision of its Order of Registration. The Company appointed Mr. Redmond to be the chairman of the Committee and paid him $10,000 to act as chairman in 2011.

  (Intentionally Left Blank)

 SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal No. 2

        The Audit Committee has directed us to submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Neither our Bylaws nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and that of our shareholders.

        A representative of Ernst & Young LLP will be present at the stockholders' meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

The Board of Directors recommends a vote FOR adoption of this proposal.

Fees Paid To Auditors

        The aggregate fees rendered to us by Ernst & Young LLP for the years ended December 31 2011and 2010 for various audit and non-audit services are set forth below:

	2011	2010
Audit Fees	$246,000	$249,000
Tax Fees	21,000	20,000
All Other Fees	35,000	5,500

Total	$302,000	$274,500

        The Audit Fees for the years ended December 31, 2011 and 2010 were for professional services rendered in connection with the audit of our annual financial statements, assistance with and review of documents filed with the Commission, and audit of our employee benefit plan.

        Tax Fees for the years ended December 31, 2011 and 2010 were for professional services rendered in connection with the preparation and review of our federal tax returns.

        All Other Fees for the year ended December 31, 2011 were for professional services rendered in connection with a cost segregation study. Other Fees for the year ended December 31, 2010 were for professional services rendered in connection with agreed upon procedures related to change over and MICS submission to the Nevada Gaming Control Board.

Audit Committee Pre-Approval Policies and Procedures

        The 2011 audits and non-audit services provided by Ernst & Young LLP were pre-approved by the Audit Committee. Non-audit services which, were pre-approved by the Audit Committee, were also reviewed to ensure compatibility with maintaining the accounting firm's independence.

        Our current Audit Committee Charter and the Audit Committee's Audit Services Pre-Approval Policy contain our policies related to pre-approval of services provided by the independent auditor. The Audit Committee, or, with respect to engagement for permitted services for less than $20,000, the Chairman of the Audit Committee, must pre-approve all services provided by the independent auditor. Any pre-approval by the Chairman of the Audit Committee must be presented to the full Audit Committee at its next scheduled meeting and may not include services provided by the primary independent auditor of Onex Corporation (our major shareholder) or any of its subsidiaries.

 NOTICE CONCERNING STOCKHOLDER PROPOSALS AND NOMINATIONS

        Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders must be received by the Company on or before December 31, 2012 and must satisfy the requirements of Rule 14a-8 of Regulation 14A under the Exchange Act in order to be considered by the Board of Directors for inclusion in the form of proxy and proxy statement to be issued by the Board of Directors for that meeting. All such stockholder proposals and nominations should be submitted to the Secretary of the Company as follows: Corporate Secretary, Tropicana Las Vegas Hotel and Casino, Inc., 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. With respect to the Annual Meeting of Stockholders for 2012, under Rule 14a-4 of Regulation 14A, the Company may exercise discretionary voting authority under proxies it solicits for that meeting to vote on any matter not specified in the proxy unless the Company is notified about the matter no later than February 26, 2013 and the stockholder satisfies the other requirements of Rule 14a-4(c).

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Commission, which provides additional information about the Company is being provided to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on our website at www.troplv.com under Investor Relations. If you would like to receive a printed copy of these materials, please call our Investor Relations department at (702)739-2722 or send a written request to the Company at Tropicana Las Vegas Hotel and Casino, Inc., 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attn: Investor Relations, and we will send a free copy to you.

 OTHER INFORMATION

        The Company will bear all costs in connection with the solicitation of proxies. The Company intends to reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses related thereto. Officers, directors and regular employees of the Company and its subsidiaries may request the return of proxies from stockholders, for which no additional compensation will be paid to them.

By Order of the Board of Directors,
Alex Yemenidjian Chairman of the Board, President and Chief Executive Officer

Date The Board of Directors recommends a vote FOR Items 1 and 2. This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted for Items 1 and 2. 1. ELECTION OF DIRECTORS: 01 Timothy Duncanson 04 Michael Ribero Vote FOR all nominees Vote WITHHELD 02 Judy Mencher 05 Alex Yemenidjian (except as marked) from all nominees 03 John Redmond (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. PROPOSAL TO RATIFY the appointment of Ernst & Young LLP as the Company’s For Against Abstain independent registered public accounting firm for the year ending December 31, 2012. The Proxy Statement and the Company’s Annual Report are available on the Company’s website at www.troplv.com under the caption “Investor Relations.” I plan to attend meeting THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Address Change? Mark box, sign, and indicate changes below: Tropicana Las Vegas Hotel and Casino, Inc. 3801 Las Vegas Boulevard South Las Vegas, Nevada 89109 proxy Proxy for Annual Meeting of Stockholders May 15, 2012 Solicited on Behalf of the Board of Directors MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE PAID ENVELOPE WE HAVE PROVIDED AS SOON AS POSSIBLE. The undersigned hereby appoints TIMOTHY DUNCANSON, JUDY MENCHER, JOHN REDMOND, MICHAEL RIBERO AND ALEX YEMENIDJIAN and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock and preferred stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Tropicana Las Vegas Hotel and Casino, Inc. (the “Company”) to be held at Tropicana Las Vegas Hotel and Casino, located at 3801 Las Vegas Boulevard South, Las Vegas, NV 89109 on May 15, 2012, at 11:00 a.m. Pacific Time, and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting. Fold and detach here for mailing

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YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1 AND 2.
PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD. Use of the enclosed envelope requires no postage for mailing in the United States.
GENERAL INFORMATION
ELECTION OF DIRECTORS Proposal No. 1
CORPORATE GOVERNANCE
TRANSACTIONS WITH RELATED PERSONS
AUDIT COMMITTEE REPORT
COMPENSATION AND GOVERNANCE COMMITTEE REPORT
EXECUTIVE AND DIRECTOR COMPENSATION AND OTHER INFORMATION EXECUTIVE COMPENSATION
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Proposal No. 2
The Board of Directors recommends a vote FOR adoption of this proposal.
NOTICE CONCERNING STOCKHOLDER PROPOSALS AND NOMINATIONS
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
OTHER INFORMATION